Exhibit 10.22

2007 AMENDMENT TO LEASE AGREEMENT

Whereas, on or about the 9th day of September, 1971, Investors Equity of Iowa, Inc., as the Original Landlord, entered into a Lease Agreement (the “Lease”) with West Des Moines State Bank, now known as “West Bank”, as Tenant;

Whereas, A. Terry Moss, Maggi Moss, Joan Thaler, and Richard Margulies (collectively “Landlords”) are successors to the Original Landlord; and

Whereas, the Lease has been previously amended and Landlords and Tenant have agreed to further amend the Lease,

Now therefore, in consideration of the mutual promises and covenants contained herein, each for the other, Landlords and Tenant agree as follows:

1. Extension of Lease Term. The current term of the Lease, which commenced on the 1st day of May, 2002, shall be extended through the 30th day of April, 2014.

2. Continuation of CPI Adjustments. As provided in the Lease, there shall be a CPI adjustment to the rent paid by Tenant effective on the 1st day of May, 2007. Effective on the 1st day of May, 2012, there shall be a Consumer Price Index (“CPI”) adjustment to the rent paid by Tenant in the same manner that the CPI adjustment has been made for previous five (5) year periods during the term of the Lease.

3. Additional Extensions. Tenant is hereby granted three (3) additional automatic extensions (“Additional Extensions”) as described in paragraph XXV of the Lease, during which extension periods all terms and provisions of the Lease shall apply as though the three (3) automatic extensions had been granted in the Lease (unless the context clearly requires a different meaning), except that: if increases in the unit costs for gas and/or electricity during any year or years during the Additional Extensions over such unit costs as of January 1, 2007, exceeds the increase in the CPI (used for the rent adjustments described above), Tenant shall pay to Landlord an amount equal to a prorated share (based on the square feet of rentable space demised to Tenant under the terms of the Lease to the total rentable space in the building in which the demised space is located) of the increase in such unit costs over the increase in the CPI for such period.

4. Option to Purchase. The Option to Purchase the building in which the demised premises is located (but not the underlying land) contained in Article XXVI of the Lease is hereby deleted and in lieu thereof, Tenant is granted the Right of First Refusal to purchase said building and land, as set forth in paragraph 5, below.

5. Right of First Refusal. Before agreeing to sell the building in which the demised premises is located and the land on which it is situated [part of Lot 16, Westown Park, an Official Plat, in West Des Moines, Iowa] (collectively the “West Bank Building”), Landlords (as Landlords and as Palm Investors) shall first offer the West Bank Building for sale to Tenant by submitting to Tenant a written proposal (the "Sale Proposal"). Tenant may within thirty (30) days thereafter, accept the Sale Proposal (the “Right of First Refusal”). If Tenant fails to accept the Sale Proposal within said thirty (30) day period, Landlords may sell the West Bank Building free of this Right of First Refusal on substantially the same terms and conditions as are set forth in the Sale Proposal. However, if Landlords thereafter receive an offer to buy the West Bank Building (“Offer to Buy”) on materially less onerous terms than, or for a purchase price less than, either (i) the price contained in the Sale Proposal, or (ii) any counter offer to the Sale Proposal which may have been made by Tenant to Landlords, Landlords must give written notice to Tenant of the receipt (and terms and conditions) of such Offer to Buy if Landlords accept or intend to accept such Offer to Buy. Tenant may within five (5) business days following receipt of such notice, elect to purchase the West Bank Building under the same terms and conditions as are contained in the Offer to Buy. Election to accept the Sale Proposal or to purchase under the same terms and conditions as the Offer to Buy must be made by timely written notice to Landlords. Failure to timely exercise this right of first refusal by accepting the Sale Proposal or agreeing to purchase the West Bank Building under the same terms and conditions as the Offer to Buy, shall be deemed to be a waiver of the Right of First Refusal. If the West Bank Building is not sold within the one hundred eighty (180) day period following receipt of the Sale Proposal by Tenant, the West Bank Building shall not then be sold by Landlords without first giving another Sale Proposal to Tenant as first described above. This Right of First Refusal shall apply to subsequent sales of the West Bank Building by Landlords’ successors and assigns during the term of the Lease, notwithstanding the fact that Tenant has declined to purchase the West Bank Building under the provisions hereof with respect to a previous sale. This Right of First Refusal shall not apply to any sale between Landlords, entities controlled by Landlords, or parties related to Landlords, by blood or otherwise.

6. Other Terms. All other terms and conditions of the Lease shall remain in full force and effect.

7. Recordation. This Amendment shall not be filed or recorded by any party hereto with any city, county, state or federal government office or agency, except as may become necessary in the event of a bona fide legal proceeding which requires such filing or recording. Each party agrees upon the request of the other party, to execute a memorandum of this Amendment in a form suitable for recording to protect, preserve or enhance those rights of each party which are protected, preserved or enhanced by such recordation.

8. Enforceability. In the event any provision of this Amendment is rendered invalid or unenforceable by action of federal or state legislation or regulation issued in accordance with law or declared null and void by a court of competent jurisdiction, the remainder of this Amendment shall remain in effect.

9. Entire Agreement. This Amendment represents the entire understanding and agreement made between Landlord and Tenant with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, discussions, and understandings relating to the subject matter hereof, and may not be modified orally or in any other manner than by an agreement in writing signed by all parties to this Amendment or their respective successors in interest.

10. Notices, Consents and Demands. Notices as provided for in this Amendment shall be in writing and shall be given to the parties hereto at their respective addresses designated on the first page of this Amendment. All notices shall be deemed to have been given under the terms of this Amendment when sent, if addressed as above designated, postage and/or fees prepaid, by (i) registered or certified mail, return receipt requested, by the United States mail, or (ii) any national air courier service which requires a signature from the recipient on delivery.

11. Provisions to Bind and Benefit Successors and Assigns. Each and every covenant and agreement herein contained shall extend to and be binding upon the respective successors, heirs, administrators, executors and assigns of the parties hereto.

FOR LANDLORDS and PALM INVESTORS

By: /s/ Richard B. Margulies
Richard B. Margulies, for Landlords and Palm Investors, as to paragraph 5

FOR TENANT: WEST BANK

By: /s/ Sharen K. Surber
Sharen K. Surber, Executive Vice President